Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Nielsen Holdings 2010 Stock Incentive Plan, of our report dated February 22, 2013, except for Note 19, as to which the date is May 13, 2013, with respect to the consolidated financial statements and schedules of Nielsen Holdings N.V. as of December 31, 2012 and 2011 and for each of the three fiscal years in the period ended December 31, 2012, included in its Current Report (Form 8-K) dated May 13, 2013, and of our report dated February 22, 2013 with respect to the effectiveness of internal control over financial reporting including in Nielsen Holdings N.V.’s Annual Report (Form 10-K) for the year ended December 31, 2012, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 14, 2013